            [LOGO OF NETWORK SYSTEMS CORPORATION(R) APPEARS HERE]

                                                              February 10, 1995

Dear Network Systems Stockholder:

  We previously sent you a Proxy Statement/Prospectus dated January 9, 1995 relating to a special meeting of stockholders of Network Systems Corporation to be held on February 8, 1995. As described in the Proxy Statement/Prospectus, the special meeting was called to allow Network Systems stockholders to consider and vote upon a proposed Agreement and Plan of Merger providing for the merger of Network Systems with a newly formed subsidiary of Storage Technology Corporation. NETWORK SYSTEMS AND STORAGETEK HAVE RESCHEDULED THE SPECIAL MEETING TO 9:00 A.M., TUESDAY, MARCH 7, 1995, AT THE LUTHERAN BROTHERHOOD BUILDING, 625 FOURTH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55415. The rescheduling of the special meeting is intended to give Network Systems stockholders additional time to review the information included with this letter in connection with considering the merger.

  As a result of developments since the time of the mailing of the Proxy Statement/Prospectus, we are providing you with the attached Supplement to the Proxy Statement/Prospectus (the "Supplement"), which includes additional information for your consideration of the merger.

  In light of the developments described in the Supplement, including declines in the price of StorageTek common stock since the date on which the Proxy Statement/Prospectus was distributed, the Board of Directors of Network Systems has again considered the value of the consideration offered by StorageTek in the merger. As discussed in greater detail in the Supplement, after considering all of the factors it believes to be relevant, THE NETWORK SYSTEMS BOARD OF DIRECTORS REAFFIRMS ITS VIEW THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NETWORK SYSTEMS AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

  Your vote is important, and we urge you to give the Proxy Statement/Prospectus and this Supplement your immediate attention. You have already received a proxy card on which you can vote, and you may have already returned the card. HOWEVER, WE HAVE ENCLOSED A SECOND PROXY CARD (AND A RETURN ENVELOPE) FOR YOUR USE IN CASE YOU HAVE MISPLACED THE PROXY PREVIOUSLY SENT OR YOU WISH TO CHANGE YOUR VOTE.

  Thank you for your cooperation.

                                          Very truly yours,

                              [SIGNATURE OF MALCOLM D. REID APPEARS HERE]

                                          Malcolm D. Reid
                                          Vice President, General Counsel
                                          and Secretary

             THIS SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS IS DATED
                 FEBRUARY 10, 1995 AND IS FIRST BEING MAILED TO
          NETWORK SYSTEMS STOCKHOLDERS ON OR ABOUT FEBRUARY 13, 1995.
                                 SUPPLEMENT TO
               PROXY STATEMENT/PROSPECTUS, DATED JANUARY 9, 1995

  This is a Supplement to the Proxy Statement/Prospectus dated January 9, 1995, first mailed to stockholders of Network Systems Corporation ("Network Systems") on January 10, 1995. This Supplement to the Proxy Statement/Prospectus (the "Supplement") contains additional information for your consideration of the merger of Network Systems with Storage Technology Corporation ("StorageTek") described in the Proxy Statement/Prospectus (the "Merger"). THE SPECIAL MEETING OF STOCKHOLDERS OF NETWORK SYSTEMS HAS BEEN RESCHEDULED TO 9:00 A.M., TUESDAY, MARCH 7, 1995, AT THE LUTHERAN BROTHERHOOD BUILDING, 625 FOURTH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55415. Capitalized terms used in this Supplement shall have the meanings ascribed to them in the Proxy Statement/Prospectus.

Reconsideration of Merger by Network Systems' Board of Directors

  After considering the matters discussed below, the Board of Directors of Network Systems believes that the Merger continues to be fair to and in the best interests of Network Systems and its stockholders.

  As discussed in the Proxy Statement/Prospectus under the heading "The Merger--Network Systems' Reasons for the Merger; Recommendation of Network Systems' Board of Directors," the Board of Directors of Network Systems considered a number of factors in reaching its conclusions in August 1994 to enter into the Agreement and Plan of Merger, as subsequently amended and restated (the "Merger Agreement"), among Network Systems, StorageTek and a wholly owned subsidiary of StorageTek, and in reaffirming this decision in January 1995. Between the initial approval of the Merger Agreement by the Board of Directors in August 1994 and the distribution of the Proxy Statement/Prospectus to stockholders in early January 1995, there were a number of changes in the factors that the Board had initially considered, including a decrease in the market price of StorageTek Stock. Accordingly, prior to the distribution of the Proxy Statement/Prospectus, the Board of Directors of Network Systems again considered the value of the consideration offered by StorageTek in the Merger and unanimously reaffirmed its view that the Merger was fair to and in the best interests of Network Systems and its stockholders.

  Subsequent to the distribution of the Proxy Statement/ Prospectus, there have been certain developments regarding StorageTek and Network Systems. On January 24, 1995, StorageTek issued a press release reporting its 1994 financial results, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. On January 26, 1995, Network Systems issued a press release reporting its 1994 financial results, a copy of which is attached hereto as Appendix B and is incorporated herein by reference. On February 7, 1995, the closing price of StorageTek Stock was $23.00, indicating that the Merger consideration per share of Network Systems Stock at that date was $6.02 (plus an additional $.05 per share in connection with the redemption of outstanding Network Systems preferred stock purchase rights (the "Rights Payment")).

  Because of the decrease in the market price of StorageTek Stock, the reported results of Network Systems and StorageTek for the fourth quarter of 1994 and other changed circumstances since the Board of Directors reaffirmed the fairness of the Merger on January 5, 1995, the Board of Directors of Network Systems has again considered the value of the consideration offered by StorageTek in the Merger. The Board of Network Systems has considered that StorageTek has stated that it does not presently intend to increase the value of the Merger consideration. Thus, it still appears likely that the value to be received by Network Systems' stockholders in the Merger will not be any greater than the value of the shares of StorageTek Stock to be received under the existing Exchange Ratio (plus the Rights Payment).

  BASED UPON FURTHER CONSIDERATION OF THE MERGER AND THE FACTORS DISCUSSED BELOW, ON FEBRUARY 8, 1995 THE NETWORK SYSTEMS BOARD, WITH ALL BUT ONE DIRECTOR VOTING IN FAVOR, REAFFIRMED ITS VIEW THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NETWORK SYSTEMS AND ITS STOCKHOLDERS.

  The information contained in the following sections captioned "Reasons of Network Systems' Board of Directors" and "Opinion of Financial Advisor" have been supplied by Network Systems and its financial advisor, Needham & Company, Inc. Any projections or predictions contained or incorporated therein have not been prepared by StorageTek and have not been adopted by StorageTek with respect to either StorageTek or Network Systems.

Reasons of Network Systems' Board of Directors

  In reaffirming its decision to enter into the Merger Agreement, the Board of Directors considered the various factors it had taken into account in reaching its original decision on August 8, 1994 to recommend the Merger and its reaffirmation of this decision on January 5, 1995. These factors are summarized in the Proxy Statement/Prospectus under "The Merger--Network Systems' Reasons for the Merger; Recommendation of Network Systems' Board of Directors." The Board found that these reasons, as summarized in the Proxy Statement/Prospectus, continue to be valid.

  In addition, the Board of Directors considered a number of additional factors, including the following:

    Absence of Competing Offers; Ability of Board to Accept Superior Offer. Although the Merger Agreement permits the Board of Directors to receive and consider competing offers for Network Systems and although the Merger was publicly announced six months ago, no party has approached Network Systems or its advisors with a competing offer. While the Merger Agreement prohibits Network Systems from soliciting another offer, the Board of Directors is able to accept a superior offer and terminate the Merger Agreement if (a) the Board determines, in the exercise of its fiduciary duty, that the offer will result in a transaction more favorable to the Network Systems stockholders from a financial point of view than the Merger, and (b) StorageTek does not make, within seven business days of receiving notice of such offer, an offer that the Board of Directors of Network Systems deems to be superior to the competing offer. Network Systems would be required to pay StorageTek a termination fee of $16 million and reimburse it for its expenses only in the event a competing offer yielded more than $10.00 per share of value to holders of Network Systems Stock.

    Desirability of StorageTek as Merger Partner. The Network Systems Board believes that strategic and operating synergies as well as other benefits will result from the Merger. The Network Systems Board believes that StorageTek's financial, technical, distribution, customer service and management resources will be of significant value and provide the opportunity for significant economies of scale. The Network Systems Board also determined that as a result of the Merger, Network Systems would benefit from increased access to StorageTek's large customer base, increased credibility in the marketplace, a broader and higher level of contact with existing and potential customers, an increase in the level and range of support and service that could be provided to customers and differentiation from other channel and internetworking vendors in the marketplace. The Network Systems Board also believes that StorageTek's commitment to bring network-attached storage products to the marketplace will be highly complementary to Network Systems' competitive strategy. The Board believes that the current stockholders of Network Systems Stock, who will become StorageTek stockholders as a result of the Merger, will share in these benefits of a combination with StorageTek.

    Value of StorageTek Stock. Although the closing price of StorageTek Stock was $23.00 on February 7, 1995, indicating that the value of Merger consideration on that date was $6.02 (plus the Rights Payment), the Board of Directors of Network Systems believes, based in part on the analysis of Needham & Company, Inc. ("Needham") (see "Opinion of Financial Advisor" below), that StorageTek Stock has the potential to improve in value over the next year. Of course, there can be no assurance that any such improvement will occur. In addition, the Board of Directors also views the Merger as an investment by the Network Systems stockholders in a combined entity including both StorageTek and Network Systems. Despite the decrease in the price of StorageTek Stock since August 1994, the stockholders of Network Systems will, upon the completion of the Merger, own the same percentage of the outstanding StorageTek Stock as contemplated at the time the Merger Agreement was executed.

    Challenges of Remaining Independent. The Board of Directors believes that the value of Network Systems as an independent entity is lower than the value immediately prior to the execution of the Merger Agreement on August 8, 1994. Although the current market value of StorageTek Stock is below its level on the date of the Proxy Statement/Prospectus, the Network Systems Board of Directors still believes that there is less risk and greater opportunity to the stockholders of Network Systems in receiving the Merger consideration than in continuing to own stock of Network Systems as an independent entity. As an independent company, Network Systems would continue to confront alone the challenges in the networking industry resulting from increasing consolidation, slower growth of mature markets and increasing focus on the high-growth LAN switching and ATM markets, and the need to reduce costs and make further investments in research and development. There are significant challenges to the achievement of the Network Systems 1995 operating plan. The plan is dependent in part upon the successful introduction of several new products, and either delays in the introduction of these products or lack of acceptance by the market of these products would adversely affect the achievement of this plan. In any event, even if Network Systems as an independent entity were able to achieve the goals of its 1995 operating plan, the Board of Network Systems believes that the stockholders of Network Systems would be unlikely to realize value greater than that offered by the current Merger consideration.

Opinion of Financial Advisor

  In connection with its further consideration of the Merger, the Board of Directors of Network Systems requested Needham to provide a revised and updated opinion as to the fairness, from a financial point of view, to the Network Systems stockholders of the consideration offered in the Merger.

  Needham has delivered its written opinion to the Board of Directors of Network Systems, reaffirming its opinions dated August 7, 1994 and January 5, 1995, that as of February 8, 1995 and based upon the matters described therein, the consideration to be received by the stockholders of Network Systems in the Merger is fair to the stockholders of Network Systems from a financial point of view. Needham's opinion is directed only to the financial terms of the Merger Agreement and does not constitute a recommendation to any stockholder of Network Systems as to how such stockholder should vote at the Network Systems Meeting. The complete text of the February 8, 1995 opinion (the "February Needham Opinion") is attached hereto as Appendix C and is incorporated herein by reference, and the summary set forth below is qualified in its entirety by reference to the text of the February Needham Opinion and the section in the Proxy Statement/Prospectus entitled "The Merger--Opinion of Network Systems' Financial Advisor." Network Systems stockholders are urged to read the February Needham Opinion carefully in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Needham.

  In arriving at the February Needham Opinion, Needham reviewed and analyzed, among other things, (i) the Merger Agreement; (ii) certain other documents related to the Merger, including the Proxy Statement/Prospectus; (iii) certain publicly available information concerning Network Systems and StorageTek; (iv) the historical stock prices and trading volumes of Network Systems Stock and StorageTek Stock; (v) publicly available financial data of public companies that it deemed generally comparable to Network Systems; (vi) the financial terms of certain other recent business combinations that it deemed generally relevant; and (vii) certain financial forecasts and projections prepared by Network Systems' and StorageTek's respective managements. In addition, Needham held discussions with certain members of both Network Systems' and StorageTek's senior management concerning their current and future business prospects and participated in discussions among representatives of Network Systems and StorageTek and their legal advisors and independent auditors. Needham visited the principal facilities of both StorageTek and Network Systems, and performed such other studies, analyses, inquiries and investigations as it deemed appropriate. Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of its opinion. With respect to Network Systems' and Storagetek's financial forecasts provided to Needham by their respective managements, Needham has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Network Systems and StorageTek. Such forecasts were prepared for the internal purposes of the respective companies and not with a view toward disclosure. The February Needham Opinion states that it is necessarily based on economic, monetary and market conditions existing as of the date of such opinion.

  Based on this information, Needham performed a variety of financial analyses of the Merger and the Merger consideration, some of which are summarized below and in the Proxy Statement/Prospectus. In arriving at the February Needham Opinion, Needham confirmed the appropriateness of its reliance on the analyses used to render its prior opinions by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. Needham also performed and/or considered such additional studies, analyses, inquiries and investigations as it deemed appropriate.

  The following paragraphs summarize significant analyses performed by Needham in connection with the February Needham Opinion which were presented to the Network Systems Board of Directors.

  Review of Events Since January 5, 1995. Needham reviewed the events which have occurred since its prior opinion reaffirming the fairness of the Merger was delivered on January 5, 1995. These events included changes in the market prices for Network Systems Stock and StorageTek Stock since January 5, 1995 and announcements made by both companies since that date.

  Analysis of Combined Companies. Needham analyzed the contribution to revenues, operating income and net income, on a pro forma combined basis, of Network Systems and StorageTek. This analysis showed that on a pro forma combined basis, for the year ended December 31, 1994, Network Systems contributed approximately 12.5% of pro forma combined revenues and, because of Network Systems' operating and net losses, contributed in a negative manner to pro forma combined operating income and net income. Needham noted that Network Systems stockholders would have an ownership position of approximately 15% of the combined company. The contribution analysis based upon projected 1995 results for Network Systems and StorageTek showed that, depending upon the achievement of different revenue levels in management's plans, Network Systems' contribution to the pro forma combined revenues would range from 10.6% to 12.5%, its contribution to the pro forma combined operating income would range from 4.5% to 14.4%, and its contribution to the pro forma combined net income would range from 5.9% to 16.9%.

  Market Price of StorageTek Stock. Needham reviewed earnings estimates for StorageTek for 1995 in light of recently announced 1994 StorageTek results. Needham prepared hypothetical trading prices of a share of StorageTek Stock and the resulting values of the Merger consideration (based on the Exchange Ratio), utilizing a range of projected 1995 earnings and a range of price/earnings multiples based upon multiples of companies deemed generally comparable. This analysis resulted in a range of prices modestly higher than the current market price of StorageTek Stock.

  Market Price of Network Systems Stock. Needham reviewed a range of hypothetical trading prices of a share of Network Systems Stock assuming that the Merger were not to occur. These prices were prepared utilizing a range of projected 1995 earnings, based upon management's forecasts, and a range of price/earnings multiples based upon multiples of companies deemed generally comparable. This analysis resulted in a range of prices modestly lower than the price indicated by the current value of the Merger consideration.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performances, general business and economic and other matters, many of which are beyond the control of either Network Systems or StorageTek. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein.

  Needham will receive an additional fee of $100,000 for rendering the February Needham Opinion. In addition, as noted in the Proxy Statement/Prospectus under "The Merger--Opinion of Network Systems' Financial Advisor," Needham is eligible to receive an additional fee, due and payable upon the closing of the Merger, based upon the amount by which the aggregate consideration to be exchanged in the Merger exceeds the aggregate market value of Network Systems Stock on May 24, 1994. Based on the closing price of the StorageTek Stock on the NYSE of $23.00 on February 7, 1995, if this was the price at the Effective Time of the Merger, Needham would receive no additional fee.

  During 1994 and the first month of 1995, based upon information published by AutEx, Needham was not a significant market maker for Network Systems Common Stock. However, in the normal course of its market-making activities Needham may, from time to time, have a long or short position in, and buy or sell, Network Systems securities, which positions on occasion may be material in size relative to the volume of trading activity. In the normal course of its business, Needham may actively trade the equity securities of StorageTek for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities. In addition, as described in the Proxy Statement/Prospectus, Needham has previously provided investment banking services to StorageTek on matters unrelated to the Merger.

Rescheduling of Stockholder Meeting

  In order to give Network Systems stockholders additional time to review and consider the additional information included in this Supplement, Network Systems and StorageTek have decided to delay the date of the special meeting to 9:00 a.m., Tuesday, March 7, 1995, at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415. The Merger Agreement as restated in November 1994, provides that it may be terminated prior to the Effective Time of the Merger by either party if the Merger has not been consummated on or before February 28, 1995, other than due to a breach by the terminating party. On February 9, 1995, Network Systems and StorageTek amended the Merger Agreement to extend this date to March 17, 1995, and the full text of this amendment is attached hereto as Appendix D and is incorporated by reference herein.

Further Board Consideration

  After the mailing of this Supplement and prior to the Network Systems stockholder meeting on March 7, 1995, the Board of Directors of Network Systems will consider the fairness of the Merger to Network Systems and its stockholders in light of circumstances as they may change further during this period. Changed circumstances after the date of this Supplement which might be relevant to the Board of Directors in its future consideration of the fairness of the Merger include further changes in the market price of StorageTek Stock and the prospects of StorageTek, changes in the value and prospects of Network Systems, changes in the value of companies comparable to Network Systems and changes in the value of recently completed acquisitions of other comparable companies. The Network Systems Board's further consideration of the fairness of the Merger may include seeking an updated fairness opinion from Needham. In connection with any further review of the Merger, the Board of Network Systems will review all factors that it then considers to be relevant to its consideration of the fairness of the Merger. In light of the nature and extent of these factors, the Board is unable to determine at present their relative importance. In particular, the Board has not established any minimum price of StorageTek Stock below which the Board would withdraw its recommendation and recommend against the approval of the Merger.

  In the event that the Network Systems Board, after the mailing of this Supplement, in the exercise of its fiduciary duty, determines that it must withdraw its recommendation and recommend against the approval of the Merger, it will communicate its changed recommendation to the stockholders in additional supplemental proxy materials. If the Board were to recommend against the approval of the Merger, approval of the Merger would require the affirmative vote of 80% of the outstanding shares of Network Systems Stock. In the event that the Network Systems stockholders did not approve the Merger, Network Systems would be entitled to terminate the Merger Agreement (and would not be required to pay any fee to StorageTek by reason of such termination). See "The Merger--Conditions for Merger and Other Provisions" and "--Expenses; Topping Offer" in the Proxy Statement Prospectus.

  If the Network Systems Board were to change its recommendation concerning the Merger, Network Systems would reschedule the stockholder meeting to a future date that would, in the view of the Board, provide additional time for stockholders to evaluate any further changes. Because the Merger Agreement, as amended, permits either party to terminate the agreement in the event the Merger is not consummated on or before March 17, 1995, if the parties do not agree to a further amendment to the Merger Agreement, either party would have the right after March 17, 1995 to terminate the Merger Agreement for any reason. If it is necessary to reschedule the stockholder meeting to a later date, it may be necessary under applicable Delaware law to establish a new record date and circulate a complete, revised Proxy Statement/Prospectus to the stockholders of Network Systems as of the new record date.

Stockholder Litigation

  In late January 1995 two complaints were filed against Network Systems and members of its Board of Directors in the state Chancery Court in Delaware. In one of the complaints, StorageTek is also named as a defendant.

  The complaints assert that they were filed on behalf of Network Systems stockholders and allege that the directors of Network Systems breached their fiduciary duties in connection with the pending merger between Network Systems and StorageTek. One of the complaints alleges that StorageTek aided and abetted this breach of fiduciary duty. The relief requested by the plaintiffs includes enjoining the Merger, amending the Merger Agreement in certain respects, compelling the Network Systems directors to reconsider its recommendation concerning the merger and issue a supplemental disclosure to stockholders, and awarding damages and costs to the plaintiffs.

  Network Systems believes that the allegations contained in these complaints are without merit and intends to defend the lawsuits vigorously.

Interests of Certain Persons in the Merger

  As discussed in the Proxy Statement/Prospectus under the heading "The Merger--Management of Network Systems after the Merger; Interests of Certain Persons in the Merger," StorageTek has entered into Supplemental Compensation Agreements with certain Network Systems executive officers who StorageTek would like to remain following the Merger. The details of such Supplemental Compensation Agreements are set forth in the Proxy Statement/Prospectus. In addition to the executive officers identified in the Proxy Statement/Prospectus, Michael F.G. Ashby, the Chief Operating Officer of Network Systems, has entered into a Supplemental Compensation Agreement.

Merger Consideration

  As discussed in the Proxy Statement/Prospectus under the heading "The Merger--Conditions for Merger and Other Provisions", if the Average Price of StorageTek Stock during the period before the Effective Time of the Merger is less than $30.37 per share, Network Systems could notify StorageTek of Network Systems' intent to terminate the Merger. Although StorageTek would then have the right to avoid such termination by increasing the value received for each share of Network Systems Stock to at least $7.95, StorageTek has stated that it does not presently intend to make such an adjustment. Thus, it appears likely that the value to be received by Network Systems stockholders in the Merger will not be any greater than the value of the shares of StorageTek Stock to be received under the existing Exchange Ratio (plus the Rights Payment of $.05 per share).

          [STORAGE TECHNOLOGY PRESS RELEASE LETTERHEAD APPEARS HERE]

                                                        APPENDIX A TO SUPPLEMENT

News Release


For Immediate Release  Contact: Michael Klatman
January 24, 1995       (303) 673-5020
                       David Reid
                       (303) 673-4815

                   STORAGETEK REPORTS 1994 FINANCIAL RESULTS

  LOUISVILLE, Colo.--Storage Technology Corp. (NYSE:STK) today reported net income for the fourth quarter of $28.1 million. Earnings available to common shares were $.56 per share, after consideration of the quarterly preferred dividend of $3 million. By comparison, the company reported net income of $6.3 million, or $.08 per share, for the fourth quarter of 1993. Revenue for the fourth quarter of 1994 was $516.1 million, a quarterly record for the company and a 29 percent increase over the $400.2 million reported for the comparable period a year ago.

  For 1994, the company reported net income of $41.4 million, compared with a net loss of $77.8 million in 1993. On a per share basis, the company earned $.66 in 1994 versus a loss of $2.05 in 1993. Revenue for 1994 increased 16 percent to $1.6 billion from $1.4 billion in 1993.

  "We made substantial progress in revenue and profitability during 1994," said Ryal R. Poppa, StorageTek chairman, president and chief executive officer, "and closed the year with a strong balance sheet, including $206 million in cash. We believe this progress will continue in 1995 on the strength of new products introduced in 1994 and planned introductions in 1995. We have scheduled major product announcements for the week of Feb. 6.

  "While the fourth quarter was our best from operations since 1991, it fell short of our expectations, nonetheless," he said. "Several factors associated with Iceberg kept us from having a better quarter. Unit volume, configuration size and pricing were all somewhat lower than anticipated. Margins on Iceberg were slightly below expectations, but they continue to be excellent and, with planned technological improvements in 1995, we believe, sustainable.

  "Offsetting the negative factors was a very strong tape library business," Poppa said. "For example, order, shipment and revenue activity increased substantially for both PowderHorn upgrades and WolfCreek libraries. In addition, previously announced cost-control measures have begun to be implemented."

Poppa gave this update on the status of products:

. 153 Iceberg subsystems were revenue recognized, bringing the total to 247 since inception of the program. Some 400 units representing about 70 terabytes of storage had been shipped by year-end. The first dynamic, virtual-disk storage solution for mainframe computers, the Iceberg 9200 Virtual Storage Facility was named one of the year's 10 most important products by Information Week magazine. "Iceberg's first year in the market was a success and the backlog of systems not yet revenue recognized gives us a good start for the new year in this highly competitive market," said Poppa.

. Production capacity of the TimberLine 36-track subsystem is sold out for the first quarter of 1995, after a sellout in the fourth quarter of 1994. "We are at volume production for the TimberLine product and recording backlog for the second quarter," said Poppa. "Tape transport shipments nearly doubled from 1993 to 1994, our largest year ever, and we continue to sell a mix of 18-track, Silverton 36-track, and TimberLine 36-track transports."

. Some 450 PowderHorn and WolfCreek libraries were revenue recognized in the fourth quarter to bring the worldwide installed base to more than 7,000. Customers also upgraded 130 of the original 4400 Automated Cartridge System libraries to PowderHorn models. "We added 180 new library sites in 1994, demonstrating that the trend toward automation continues," Poppa added.

Turning to major products scheduled for introduction in 1995, Poppa gave this summary:

. Initial customer shipment of Arctic Fox, StorageTek's Hi-performance Shared-access Facility, was achieved in January.

. Kodiak, StorageTek's Scalable Storage Facility, is expected to be shipped to a beta site in the first quarter.

. The RedWood helical tape subsystem, which is capable of storing substantially more data on a half-inch tape cartridge than any other product now on the market, is in beta test at several sites and due to be introduced at customer events beginning Feb. 7.

  StorageTek will hold its annual meeting at 10 a.m. May 24 at the Ritz Carlton Hotel in Boston, Mass.

  Storage Technology Corp. designs, manufactures, markets and services, worldwide, information storage and retrieval subsystems for enterprisewide computer systems and networks.

                         STORAGE TECHNOLOGY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       QUARTER ENDED          YEAR ENDED
                                     ------------------  ---------------------
                                     12/30/94  12/31/93   12/30/94   12/31/93
                                     --------  --------  ----------  ---------
Sales............................... $383,562  $269,966  $1,115,802  $ 902,482
Service and rental..................  132,584   130,233     509,157    502,270
                                     --------  --------  ----------  ---------
  Total revenue.....................  516,146   400,199   1,624,959  1,404,752
                                     --------  --------  ----------  ---------
Cost of sales.......................  242,761   178,854     728,983    641,411
Cost of service and rental..........   87,307    84,212     328,267    324,502
                                     --------  --------  ----------  ---------
  Total cost of revenue.............  330,068   263,066   1,057,250    965,913
                                     --------  --------  ----------  ---------
  Gross profit......................  186,078   137,133     567,709    438,839
Research and product development
 costs..............................   47,588    42,532     169,811    163,286
Marketing, general, administrative
 and other..........................   99,001    87,488     341,747    324,823
Restructuring and other charges.....              4,872                 74,772
                                     --------  --------  ----------  ---------
  Operating profit (loss)...........   39,489     2,241      56,151   (124,042)
Interest expense....................    9,794    10,348      40,678     43,670
Interest income.....................   (8,717)  (13,952)    (42,964)   (54,916)
                                     --------  --------  ----------  ---------
  Income (loss) before income taxes
   and cumulative effect of
   accounting change................   38,412     5,845      58,437   (112,796)
Provision (benefit) for income
 taxes..............................   10,300      (500)     17,000      5,000
                                     --------  --------  ----------  ---------
  Income (loss) before cumulative
   effect of accounting change......   28,112     6,345      41,437   (117,796)
Cumulative effect on prior years of
 change in method of accounting for
 income taxes.......................                                    40,000
                                     --------  --------  ----------  ---------
  Net income (loss).................   28,112     6,345      41,437    (77,796)
Preferred dividend requirement......    3,019     3,019      12,075      9,805
                                     --------  --------  ----------  ---------
  Income (loss) applicable to common
   shares........................... $ 25,093  $  3,326  $   29,362  $ (87,601)
                                     ========  ========  ==========  =========
EARNINGS (LOSS) PER COMMON SHARE:
Primary:
  Income (loss) before cumulative
   effect of accounting change...... $   0.56  $   0.08  $     0.66  $   (2.98)
  Cumulative effect of change in
   method of accounting for income
   taxes............................                                      0.93
                                     --------  --------  ----------  ---------
                                     $   0.56  $   0.08  $     0.66  $   (2.05)
                                     ========  ========  ==========  =========
Fully Diluted....................... $   0.54       (A)         (A)        (A)
                                     ========  ========  ==========  =========

- --------
(A) Fully diluted earnings per share for the fourth quarter of 1994 reflects the assumed conversion of the Company's convertible preferred stock, whereas the convertible preferred stock was not dilutive for all other periods presented.

                         STORAGE TECHNOLOGY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                           (IN THOUSANDS OF DOLLARS)

                                                          12/30/94
                                                         (UNAUDITED)   12/31/93
                                                         -----------  ----------
ASSETS
- ------
Cash and cash equivalents............................... $  205,926   $  255,062
Short-term investments..................................                  16,042
Accounts receivable, net................................    313,231      218,701
Notes and installment receivables.......................      8,203        9,973
Net investment in sales-type leases.....................    155,341      171,165
Inventories.............................................    240,019      203,257
                                                         ----------   ----------
  Total current assets..................................    922,720      874,200
Notes and installment receivables.......................      9,918       13,968
Net investment in sales-type leases.....................    231,377      252,678
Computer equipment, at cost (net).......................    137,374       97,324
Spare parts for field service, at cost (net)............     56,977       50,150
Property, plant and equipment, at cost (net)............    332,651      306,034
Deferred income tax assets (net)........................     51,603       52,260
Other assets............................................    147,387      146,395
                                                         ----------   ----------
                                                         $1,890,007   $1,793,009
                                                         ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
LIABILITIES
Nonrecourse borrowings secured by lease commitments..... $   79,407   $   74,191
Current portion of other long-term debt.................     27,396       32,581
Accounts payable........................................    113,794       91,890
Accrued liabilities.....................................    219,139      192,874
Income taxes payable....................................      8,764       14,167
                                                         ----------   ----------
  Total current liabilities.............................    448,500      405,703
8% Convertible subordinated debentures..................    145,645      145,645
Nonrecourse borrowings secured by lease commitments.....    112,073       96,975
Other long-term debt....................................     99,169      119,098
Deferred income tax liabilities.........................     10,073        8,285
                                                         ----------   ----------
  Total liabilities.....................................    815,460      775,706
                                                         ----------   ----------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value.........................         35           35
Common stock, $.10 par value............................      4,456        4,310
Capital in excess of par value..........................  1,449,240    1,421,860
Accumulated deficit.....................................   (372,261)    (401,623)
Treasury stock..........................................       (773)        (735)
Unearned compensation...................................     (6,150)      (6,544)
                                                         ----------   ----------
  Total stockholders' equity............................  1,074,547    1,017,303
                                                         ----------   ----------
                                                         $1,890,007   $1,793,009
                                                         ==========   ==========

            [NETWORK SYSTEMS PRESS RELEASE LETTERHEAD APPEARS HERE]

                                                        APPENDIX B TO SUPPLEMENT



FOR IMMEDIATE RELEASE

  Contacts:   Julia Samsal         or         Paul JJ Payack
              800-672-7670                    612/424-1555
              612/424-1649                    Internet: pjjpayack@network.com

  Internet: julie.samsal@network. com
  Web Server: HTTP://www.network.com

                    NETWORK SYSTEMS CORPORATION REPORTS 1994
                      FOURTH QUARTER AND YEAR-END RESULTS

  Minneapolis, January 26, 1995--Network Systems Corporation (NASDAQ-NMS:
NSCO), a leader in the high-performance internetworking marketplace, today announced unaudited results for the three- and twelve-months periods ended December 31, 1994.

  Reported revenues for the fourth quarter ended December 31, 1994, were $55.3 million, down 18 percent from the $67.1 million recorded in the fourth quarter of the prior year. The net loss was $26.5 million after taxes (87 cents per share). This includes a pre-tax charge of $8 million related to an expense reduction program, as previously announced in December 1994, and other expenses, partially related to the transition to new products, including inventory and receivable writedowns and increased development expenses. In addition, consistent with operating results for the quarter and the year, the company increased deferred tax-asset valuation reserves during the quarter. This compares to a net loss of $5.1 million (17 cents per share) in the fourth quarter of 1993. The fourth quarter of 1993 included a $15.6 million charge for the acquisition of Bytex and associated restructuring. For the year, revenues increased 7 percent to $231.8 million from $215.6 million recorded for the prior year. For the year, the net loss was $23.8 million after taxes (79 cents per share), including the restructing charge and the valuation reserve on deferred tax assets compared to net income of $2.2 million (7 cents per share) in the prior year.

  "While these are disappointing results, these measures will help keep NSC lean and should enable us to compete more effectively in the months ahead," said Michael F.G. Ashby, Chief Operating Officer. "We believe our results can, in part, be attributed to uncertainty over our planned merger with StorageTek, particularly true in the U.S. field, where we lost a number of sales representatives following the merger announcement. However, the situation has been stabilized, and we are currently close to nearly full field staffing."

  The $8 million charge covered a worldwide workforce reduction on the order of 10 percent that was completed in mid-January, and the cost of the abandonment of certain fixed assets and leases related to these actions.

                                     (more)

  The cost of transition to our new products and other expenses have significantly added to our loss in the fourth quarter. These costs include approximately $1.3 million of additional development costs related to the final stages of our new internetworking products to be introduced in early 1995; obsolesence reserves of approximately $1.4 million as a result of both the reduced revenue for the quarter and the transition to our new products, an additional provision of approximately $1.5 million related to bad debts identified in the fourth quarter, and $1.4 million related to our cancellation of an OEM contract in the quarter.

  As discussed earlier, the company increased deferred tax asset valuation reserves during the fourth quarter. These additional reserves (relating principally to previously established deferred tax assets) increased the fourth quarter and year-to-date income tax expense by approximately $7.2 million. In addition, the company recorded no tax benefit relating to the 1994 operating loss.

  The reductions in force excluded key field sales and service functions, as well as key development projects. NSC is in the final stages of the most extensive development effort in its history, which will result in eight new products being introduced in 1995. Five of these product launches will occur in the first quarter. These products, which address some of the fastest- growing segments of the internetworking marketplace, include the Enterprise Routing Switch(TM) (ERS(TM)), the Bytex 7700 Port-Switching Ethernet Hub(TM), and the Security Router(TM).

  Michael Ashby said, "We are exiting 1994 with a strong balance sheet and a healthy cash position and have received notification of an approximate $17 million refund from the IRS before the end of the first quarter. By aggressively cutting expenses in the first quarter, the corporation will more quickly return to fiscal health as our newly revitalized product line is rolled out during 1995," Michael Ashby concluded, "As a company, we are convinced that our new product set, together with the merger with StorageTek that we expect to complete shortly, will help us realize our vision."

  Network Systems Corporation (NASDAQ: NSCO) is a leader in providing high performance, heterogeneous, secure Networks-on- Demand(TM) creating virtual networks across the enterprise from the data center to the desktop. Network Systems Corporation and Storage Technology Corporation have entered into an agreement to merge. NSC consists of the Network Systems Corporation, Bytex(R)", Bus-Tech(R)" and TMD(R)"; Bus-Tech and Bytex were acquired during 1993, and TMD Software, which was acquired in 1994. Network Systems and TMD are headquartered in Minneapolis; Bytex (with switching hub technology) and Bus-Tech (with channel expertise) in Boston. NSC has 11 international subsidiaries and sales and service in more than 30 countries. Network Systems, an ISO 9001-certified company, posted 1993 revenues of $215 million.

  Note to Editors: Network Systems, NSC, Bytex, and BUS-TECH are registered trademarks of the Network Systems Corporation. ERS, Enterprise Routing Switch, Networks-on-Demand, and Security Router are trademarks of the NSC.
                                     (more)

                          NETWORK SYSTEMS CORPORATION

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                          THREE MONTHS        TWELVE MONTHS
                                              ENDED               ENDED
                                          DECEMBER 31,        DECEMBER 31,
                                        ------------------  ------------------
                                          1994      1993      1994      1993
                                        --------  --------  --------  --------
                                          (IN THOUSANDS EXCEPT PER-SHARE
                                                     AMOUNTS)
REVENUES:
  Product.............................. $ 37,007  $ 50,082  $158,834  $150,280
  Services.............................   18,323    17,028    72,922    65,278
                                        --------  --------  --------  --------
    Total revenues.....................   55,330    67,110   231,756   215,558
COST OF REVENUES:
  Product..............................   23,121    23,441    77,866    66,770
  Services.............................   12,202    11,409    46,447    42,320
                                        --------  --------  --------  --------
    Total cost of revenues.............   35,323    34,850   124,313   109,090
GROSS PROFIT...........................   20,007    32,260   107,443   106,468
OPERATING EXPENSES:
  Research and development.............    9,957     8,388    36,272    27,762
  Selling, general, and administrative.   21,871    19,349    79,749    68,499
  Amortization of intangibles .........      625       417     2,499       417
  Acquisition, restructuring, and ac-
   quired research and development
   costs...............................    8,000    15,642     8,000    15,642
                                        --------  --------  --------  --------
    Total operating expenses...........   40,453    43,796   126,520   112,320
INCOME (LOSS) FROM OPERATIONS..........  (20,446)  (11,536)  (19,077)   (5,852)
INTEREST INCOME, NET...................      861     1,499     3,817     7,339
                                        --------  --------  --------  --------
INCOME (LOSS) BEFORE INCOME TAXES......  (19,585)  (10,037)  (15,260)    1,487
PROVISION FOR (BENEFIT FROM) INCOME
 TAXES.................................    6,940    (4,960)    8,560      (720)
                                        --------  --------  --------  --------
NET INCOME (LOSS)...................... $(26,525) $ (5,077) $(23,820) $  2,207
                                        ========  ========  ========  ========
EARNINGS PER COMMON AND COMMON EQUIVA-
 LENT SHARE............................ $  (0.87) $  (0.17) $  (0.79) $   0.07
Common and common equivalent shares
 used in the calculation of earnings
 per share.............................   30,366    29,707    30,120    30,118

                                     (More)

                          NETWORK SYSTEMS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      (UNAUDITED)
                                                      DECEMBER 31, DECEMBER 31,
                                                          1994       1993(1)
                                                      ------------ ------------
(IN THOUSANDS)
                       ASSETS:
Cash and short-term investments and marketable secu-
 rities..............................................   $ 27,633     $ 33,813
Trade receivables, net...............................     58,778       64,495
Other receivables....................................      1,995        5,531
Inventories..........................................     21,686       26,599
Other current assets.................................      9,586       26,029
                                                        --------     --------
    Total current assets.............................    119,678      156,467
Net property, plant, and equipment...................     53,304       43,849
Goodwill and other intangible assets, net............     39,207       36,534
Income tax deposits, including interest..............     17,611       39,804
Other assets.........................................     39,639       28,827
                                                        --------     --------
                                                        $269,439     $305,481
                                                        ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities..................................   $ 42,761     $ 56,637
Long-term debt.......................................        --         1,000
Deferred compensation................................     12,962       11,852
Deferred income taxes................................        --         3,360
Other long-term liabilities..........................      8,301        9,251
    Total stockholders' equity.......................    205,415      223,381
                                                        --------     --------
                                                        $269,439     $305,481
                                                        ========     ========

- --------
1 The balance sheet at December 31, 1993, has been condensed from the audited financial statements.

    BOSTON OFFICE: ONE INTERNATIONAL PLACE, BOSTON, MA 02110 (617) 330-8777 CALIFORNIA OFFICE: 3000 SAND HILL ROAD, BUILDING 4 . SUITE 150, MENLO PARK, CA
                              94025 (415) 854-9111
                                                        APPENDIX C TO SUPPLEMENT

NEEDHAM
  NEEDHAM & COMPANY, INC. 400 PARK AVENUE, NEW YORK, NY 10022-4406
  (212) 371-8300

                                                  February 8, 1995


Board of Directors Network Systems Corporation 7600 Boone Avenue North Minneapolis, MN 55428

Gentlemen:

  We understand that Network Systems Corporation ("NSC"), Storage Technology Corporation ("STK") and StorageTek Eagle Corporation, a wholly owned subsidiary of STK ("Merger Sub"), have entered into a Restated Agreement and Plan of Merger, dated as of November 15, 1994, as amended (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into NSC and NSC, as the surviving corporation, will become a wholly owned subsidiary of STK (the "Merger"). The terms of the Merger are set forth more fully in the Merger Agreement.

  Pursuant to the Merger Agreement, we understand that (i) each issued and outstanding share of common stock, par value $.02 per share, of NSC ("NSC Common Stock") will be converted into and exchanged for 0.2618 of a share (subject to adjustment as set forth in the Merger Agreement) of common stock, $0.10 par value per share, of STK ("STK Common Stock"); and (ii) rights issued pursuant to NSC's Amended and Restated Rights Agreement will be redeemed pursuant to the terms thereof at a redemption price of $0.05 per right.

  You have asked us to advise you as to the fairness, from a financial point of view, to the stockholders of NSC of the consideration to be received by the stockholders of NSC in the Merger. Needham & Company, Inc. as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to NSC in connection with the Merger and may receive a fee for our services that is contingent on the consummation of the Merger. In addition, NSC has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

  For purposes of this opinion we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain other documents related to the Merger, including the Proxy Statement/Prospectus; (iii) reviewed certain publicly available information concerning NSC and STK and certain other relevant financial and operating data of NSC and STK made available from the internal records of NSC and STK; (iv) visited the principal facilities of both NSC and STK and held discussions with members of senior management of NSC and STK concerning their current and future business prospects; (v) reviewed certain financial forecasts and projections prepared by NSC's and STK's respective managements; (vi) reviewed the historical stock prices and trading volumes of the Common Stocks of NSC and STK; (vii) compared publicly available financial data of public companies, which we deemed generally comparable to NSC, to similar data for NSC; (viii) reviewed the financial terms of certain other recent business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

- --------------------------------------------------------------------------------
NETWORK SYSTEMS CORPORATION
FEBRUARY 8, 1995
PAGE 2
- -------------------------------------     -------------------------------------
                                                         NEEDHAM & COMPANY, INC.

  In connection with our review, we have not independently verified any of the foregoing information, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to NSC's and STK's financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of NSC and STK. We have not made an independent evaluation, appraisal or physical inspection of the assets or liabilities of NSC and STK. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof, and in rendering this opinion, we have relied without independent verification on the accuracy, completeness and fairness of all historical financial and other information which was either publicly available or furnished to us by NSC and STK.

  This opinion is solely for the benefit of the Board of Directors of NSC and may not be quoted or referred to or used for any other purpose without prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as the opinion is quoted in full in such registration statement or proxy statement.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be offered to the stockholders of NSC in the Merger is fair to the stockholders of NSC from a financial point of view.

                                          Sincerely,

                                          /s/ Needham & Company, Inc.

                                          Needham & Company, Inc.

                                                        APPENDIX D TO SUPPLEMENT

               AMENDMENT TO RESTATED AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT TO RESTATED AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of February 8, 1995, is among Storage Technology Corporation, a Delaware corporation (the "Parent"), StorageTek Eagle Corporation, a Delaware corporation (the "Subsidiary"), and Network Systems Corporation, a Delaware corporation (the "Company").

  A. The Parent, the Subsidiary and the Company have entered into an Agreement and Plan of Merger, dated as of August 8, 1994, as amended on August 25, 1994 and September 9, 1994 and as restated on November 15, 1994 (the "Agreement").

  B. Section 8.01(a) of the Agreement provides that either the Parent or the Company may terminate the Agreement after February 28, 1995 if the Closing (as defined in the Agreement) has not then occurred for any reason other than a breach of the Agreement by the terminating party.

  C. The Parent, the Subsidiary and the Company desire to amend Section 8.01(a) to allow additional time for the Closing.

  Accordingly, the Parent, the Subsidiary and the Company agree as follows:

    1. Amendment of Section 8.01(a). Section 8.01(a) is amended by replacing "February 28, 1995" with "March 17, 1995".

    2. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provision of the Agreement by any party hereto.

    3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  The Parent, the Subsidiary and the Company have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first above written.

Storage Technology Corporation            Network Systems Corporation

          /s/ RYAL POPPA                             /s/ MALCOLM D. REID
By: _________________________________     By: _________________________________

                                               Vice President, General Counsel
       Chairman, CEO and President                    and Secretary
Its: ________________________________    Its: ________________________________


Storagetek Eagle Corporation

          /s/ W. RUSSELL WAYMAN
By: _________________________________

       Vice President and Secretary
Its: ________________________________


                                      D-1